Exhibit 99.1
UPTOWN HOUSING PARTNERS, LP
Financial Statements
December 31, 2009, 2008 and 2007

UPTOWN HOUSING PARTNERS, LP

INDEPENDENT AUDITOR’S REPORT
General and Limited Partners
Uptown Housing Partners, LP
Cleveland, Ohio
We have audited the accompanying balance sheet of Uptown Housing Partners, LP (the “Partnership”) as of December 31, 2009, and the related statements of operations, partners’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2009 financial statements referred to above present fairly, in all material respects, the financial position of Uptown Housing Partners, LP as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying balance sheet of Uptown Housing Partners, LP as of December 31, 2008 and the accompanying statements of operation, partners’ equity (deficit), and cash flows for the years ended December 31, 2008 and 2007 were not audited by us and, accordingly, we do not express an opinion on them.
/s/ McGladrey & Pullen LLP
Cleveland, Ohio
April 28, 2010

UPTOWN HOUSING PARTNERS, LP
BALANCE SHEETS

	December 31,
		2008
	2009	(Unaudited)

ASSETS

REAL ESTATE
Building and improvements	$161,343,236	$159,950,324
Leasehold improvements	8,595,809	9,487,410
Furniture and fixtures	11,443,659	11,369,154

Total	181,382,704	180,806,888
Less accumulated depreciation	(8,199,894)	(3,442,245)

Net real estate	173,182,810	177,364,643

Cash and cash equivalents	1,089,680	1,828,199

Restricted cash	473,826	10,549,737

Accounts receivable:
Tenants	22,356	26,219
Swap interest	1,935,615	1,422,499
Other	164,081	643,676

Total accounts receivable	2,122,052	2,092,394

Mortgage procurement costs, net	1,567,708	1,772,769
Lease procurement costs, net	181,810	204,535

TOTAL ASSETS	$178,617,886	$193,812,277

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)

Mortgage note payable	$133,904,000	$133,904,000
Loan payable	13,137,288	12,919,999
Swap liability	26,096,000	26,096,000
Accounts payable	3,668,450	5,450,017
Construction and development costs payable	147,289	8,616,951
Accrued interest	2,535,111	2,500,384
Accrued expenses	74,273	85,773
Accrued real estate taxes	300,356	—
Deferred rental revenue	95,388	53,888
Security deposits	256,851	121,396

TOTAL LIABILITIES	180,215,006	189,748,408

PARTNERS’ (DEFICIT) EQUITY	(1,597,120)	4,063,869

TOTAL LIABILITIES AND PARTNERS’ (DEFICIT) EQUITY	$178,617,886	$193,812,277

The accompanying notes are an integral part of these financial statements.

UPTOWN HOUSING PARTNERS, LP
STATEMENTS OF OPERATIONS

	Years Ended December 31,
		2008	2007
	2009	(Unaudited)	(Unaudited)

REVENUES
Revenue from real estate operations	$5,297,879	$1,203,065	$—
Other revenue	346,893	66,640	—

Total revenues	5,644,772	1,269,705	—

OPERATING EXPENSES
Depreciation and amortization	5,409,045	3,464,971	—
Administrative expenses	1,460,819	1,680,290	27,486
Utilities expenses	549,208	268,899	—
Operating and maintenance expenses	1,166,288	673,654	—
Real estate taxes	2,421,566	362,536	—
Other taxes and insurance	766,929	448,569	—
Management fees	167,036	28,750	—

Total operating expenses	11,940,891	6,927,669	27,486

OPERATING LOSS	(6,296,119)	(5,657,964)	(27,486)

OTHER EXPENSES
Interest expense	3,466,863	2,750,919	—
Amortization of mortgage procurement costs	205,061	231,714	—

NET LOSS	$(9,968,043)	$(8,640,597)	$(27,486)

The accompanying notes are an integral part of these financial statements.

UPTOWN HOUSING PARTNERS, LP
STATEMENTS OF PARTNERS’ (DEFICIT) EQUITY

		2009
	Ownership	Balance			Net	Balance
	Percentage	January 1,	Contributions	Distributions	Loss	December 31,
Uptown Housing Placeholder, LLC	0.01%	$—	$—	$—	$—	$—

Uptown Apartments, LLC	99.99	4,063,869	7,191,300	(2,884,246)	(9,968,043)	(1,597,120)

TOTAL	100.00%	$4,063,869	$7,191,300	$(2,884,246)	$(9,968,043)	$(1,597,120)

				2008
		(Unaudited)
	Ownership	Balance			Net	Balance
	Percentage	January 1,	Contributions	Distributions	Loss	December 31,
Uptown Housing Placeholder, LLC	0.01%	$—	$—	$—	$—	$—

Uptown Apartments, LLC	99.99	1,423,558	12,741,528	(1,460,620)	(8,640,597)	4,063,869

TOTAL	100.00%	$1,423,558	$12,741,528	$(1,460,620)	$(8,640,597)	$4,063,869

				2007
		(Unaudited)
	Ownership	Balance			Net	Balance
	Percentage	January 1,	Contributions	Distributions	Loss	December 31,
Uptown Housing Placeholder, LLC	0.01%	$—	$—	$—	$—	$—

Uptown Apartments, LLC	99.99	3,679,213	1,209,774	(3,437,943)	(27,486)	1,423,558

TOTAL	100.00%	$3,679,213	$1,209,774	$(3,437,943)	$(27,486)	$1,423,558

The accompanying notes are an integral part of these financial statements.

UPTOWN HOUSING PARTNERS, LP
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
		2008	2007
	2009	(Unaudited)	(Unaudited)

OPERATING ACTIVITIES
Net loss	$(9,968,043)	$(8,640,597)	$(27,486)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,614,106	3,696,685	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(29,658)	(1,425,971)	—
Increase (decrease) in:
Accounts payable	(1,781,567)	1,596,811	27,443
Accrued expenses	(11,500)	528,083	—
Accrued interest	34,727	—	242,504
Accrued real estate taxes	300,356	—	—
Deferred rental revenue	41,500	53,888	—
Security deposits	135,455	121,396	—

Net cash (used in) provided by operating activities	(5,664,624)	(4,069,705)	242,461

INVESTING ACTIVITIES
Decrease in restricted cash	10,075,911	52,444,584	75,035,463
Capital expenditures	(1,204,487)	(43,914,057)	(73,674,294)
Decrease in construction related payables	(8,469,662)	(14,467,296)	—

Net cash provided by (used in) investing activities	401,762	(5,936,769)	1,361,169

FINANCING ACTIVITIES
Proceeds from loan payable	217,289	—	1,123,894
Contributions from partner	7,191,300	12,741,528	1,209,774
Distributions to partner	(2,884,246)	(1,460,620)	(3,437,943)

Net cash provided by (used in) financing activities	4,524,343	11,280,908	(1,104,275)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(738,519)	1,274,434	499,355

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,828,199	553,765	54,410

CASH AND CASH EQUIVALENTS, END OF YEAR	$1,089,680	$1,828,199	$553,765

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Cash paid during the year for interest	$2,446,727	$1,656,717	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS-
Disposal of fully depreciated leasehold improvements	$628,671	$—	$—

Change in fair value of swap contract	$—	$26,288,000	$(192,000)

The accompanying notes are an integral part of these financial statements.

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
1. ORGANIZATION
Uptown Housing Partners, LP (the “Partnership”) was formed by Uptown Apartments, LLC (“Apartments”), as General Partner, and Uptown Housing Placeholder, LLC (“Placeholder”), as Limited Partner, (collectively the “Partners”) on September 14, 2005 to develop, construct, own and operate a three building residential housing complex consisting of 665 apartment units, 533 parking spaces, 9,000 square feet of retail space and operation of a 25,000 square foot public park located in Oakland, California (the “Project”). FC Oakland, Inc. (“FC Oakland”) and Uptown Partners, LLC are both members of Apartments and Placeholder. The Project obtained a temporary certificate of occupancy on November 21, 2008. The final certificates of occupancy were obtained during 2009. The Project is operated under the terms of a Regulatory Agreement and Declaration of Restrictive Covenants (the “Agreement”) with the Redevelopment Agency of the City of Oakland, California. Under the terms of the Agreement, the Partnership is required to set aside not less than 20% of the units for occupancy by low and moderate income tenants with not less than one half of those units being available for occupancy on a priority basis by “Very Low Income Tenants,” as defined in the Agreement. The term of the Agreement ends on the later of 15 years after achieving 50% occupancy (September 2024) or when no remaining Redevelopment Agency of the City of Oakland Multifamily Revenue Bonds remain outstanding. The Partnership’s net income and cash flows are allocated in accordance with the terms of the Partnership Agreement.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Partnership

The Partnership is a 50% owned equity method investment of Forest City Enterprises, Inc. (“FCE”), a publicly traded company, and was deemed to be a significant subsidiary of FCE for FCE’s fiscal year ended January 31, 2010. As a result, audited financial statements for the Partnership are required to be filed with the Securities and Exchange Commission in accordance with Rule 3-09 of Regulation S-X, as of and for the year ended December 31, 2009. FCE’s 50% ownership in the Partnership is through its wholly-owned subsidiary, FC Oakland. FCE has no ownership interest in the other 50% partner, Uptown Partners, LLC.

Basis of Accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Real Estate

Real estate is recorded at cost. Depreciation of property is calculated using predominantly the straight-line method. Real estate is depreciated over the estimated useful lives of the assets. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and betterments are capitalized.

Cash and Cash Equivalents

The Partnership considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Balances with financial institutions may exceed federally insured limits.

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Accounts Receivable

Accounts receivable – tenants are uncollateralized tenant obligations. Based upon management’s review of delinquent accounts and assessment of historical evidence of collections, an account is charged against the allowance when deemed uncollectible. The Partnership determined that no allowance for doubtful accounts was necessary at December 31, 2009 and 2008.

Mortgage Procurement Costs

Mortgage procurement costs are being amortized over the life of the related mortgage. Accumulated amortization was $965,470 and $760,409 as of December 31, 2009 and 2008, respectively.

Lease Procurement Costs

Lease procurement costs are being amortized using the straight-line method over the term of the respective leases. Accumulated amortization was $45,451 and $22,726 as of December 31, 2009 and 2008, respectively.

Impairment of Real Estate

The Partnership reviews long-lived assets and certain identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Partnership has determined no impairments of the Partnership’s property have occurred during the years ended December 31, 2009, 2008 and 2007.

Asset Retirement Obligation

Generally accepted accounting principles (“GAAP”) provides guidance for accounting for conditional asset retirement obligations, which clarifies that a liability for the performance of an asset retirement activity should be recorded if the obligation to perform such activity is unconditional, whether or not the timing or method of settlement may be conditional on a future event. No liabilities for asset retirement obligations were required to be recorded at December 31, 2009 or 2008.

Income Taxes

No provision has been made for federal and state income taxes since these taxes are the responsibility of the Partners.

The Financial Accounting Standards Board has provided guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the financial statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing the entity’s tax returns to determine whether the tax positions are more-likely-than-not to be sustained when challenged or when examined by the applicable taxing authority. No liabilities for uncertain tax positions were required to be recorded as of December 31, 2009 and 2008.

Tax returns filed by the entity generally are subject to examination by federal and state taxing authorities for years ended after December 31, 2005.

Recognition of Revenue

Revenue is principally derived from one year or shorter-termed operating leases on apartment units. Accordingly, rental revenue is recognized when earned in accordance with the tenant’s lease terms.

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair Value of Financial Instruments

GAAP provides guidance for using fair value to measure assets and liabilities, defines a fair value hierarchy, establishes a framework based on valuation inputs for measuring fair value, and expands disclosures about fair value measurements. For assets and liabilities that are measured using quoted prices in active markets (Level 1), total fair value is the published market price per unit multiplied by the number of units held without consideration of transaction costs, discounts or blockage factors. Assets and liabilities that are measured using significant other observable inputs are valued by reference to similar assets or liabilities (Level 2), adjusted for contract restrictions and other terms specific to that asset or liability; for these items, a significant portion of fair value is derived by reference to quoted prices of similar assets or liabilities in active markets. For all remaining assets and liabilities, fair value is derived using other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques (Level 3), and not based on market exchange, dealer, or broker traded transactions. These valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The Partnership is required to disclose fair value information about financial instruments, whether or not recognized on the balance sheet. The Partnership’s management believes that the carrying value of its cash, accounts receivable, accounts payable and accrued liabilities approximates fair value due to the relatively short maturity of these instruments. In an effort to revitalize the area surrounding the Project, the Agency provided a loan payable arrangement with favorable terms to incentivize the Partnership to develop the Project. The Partnership’s management believes the loan payable arrangement with the Agency would not be available at comparable terms from a traditional lender. As a result, management believes the fair value of the loan payable arrangement would be significantly less than the carrying value based upon currently available terms from a traditional lender. The fair value of the Partnership’s one outstanding derivative is discussed below and the mortgage note payable is discussed in Note 3 – Mortgage Note Payable.

Derivative Instruments and Hedging Activities

The Partnership maintains an overall interest rate risk-management strategy and formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedged transactions. The Partnership also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective.

The Partnership discontinues hedge accounting prospectively when (a) it is determined that the derivative is no longer effective; (b) the derivative expires or is sold, terminated, or exercised; (c) the derivative is undesignated as a hedge instrument or (d) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

The Partnership is party to one derivative transaction subject to accounting guidance on derivative instruments and hedging activities. In October 2005, the Partnership entered into a total rate of return swap (“TRS”) with a notional amount of $160,000,000 on its tax-exempt fixed-rate borrowing. The TRS converts the borrowing from a fixed rate to a variable rate and provides an efficient financing product to lower the Partnership’s cost of capital. In exchange for a fixed rate, the TRS requires the Partnership to pay a variable rate of the Securities Industry and Financial Markets Association (“SIFMA”) Index Rate plus a spread. Additionally, the Partnership has guaranteed the fair value of the underlying borrowing. The Partnership has designated the TRS as a hedge of fair value of a recognized asset or liability (“fair value” hedge). Any fluctuation in the value of the TRS would be offset by the fluctuation in the value of the underlying borrowing, resulting in no financial impact to the Partnership. The Company believes the economic return and related risk associated with a TRS is generally comparable to that of nonrecourse variable-rate mortgage debt. The underlying TRS borrowings are subject to a fair value adjustment (refer to Note 4 – Fair Value Measurements).

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The TRS has been designated and qualifies as a fair value hedge. The fair value of the TRS was $(26,096,000) at December 31, 2009 and 2008 respectively (refer to Note 4 — Fair Value Measurements) and is recorded in swap liability on the balance sheets. Accordingly, the TRS is reported in the balance sheet at fair value with a corresponding offset to the change in fair value of the item being hedged. The Partnership assessed hedge ineffectiveness relating to the TRS at zero for the years ended December 31, 2009, 2008 and 2007.

Subsequent Events

The Partnership has evaluated subsequent events for potential recognition and/or disclosure through April 28, 2010, the date the financial statements were available to be issued. No events have occurred subsequent to December 31, 2009 that require adjustments to or disclosure in the financial statements.
3. MORTGAGE NOTE PAYABLE
In October 2005, The Redevelopment Agency (the “Agency”) of the City of Oakland, California issued $160,000,000 of Redevelopment Agency of the City of Oakland Multifamily Revenue Bonds (Uptown Apartment Projects), 2005 Series A (the “Bonds”) to provide financing for the cost of acquiring, constructing and equipping the Project. Pursuant to the Loan Agreement between the City of Oakland, Wells Fargo Bank National Association (the “Trustee”), and the Partnership, the Agency agreed to fund a mortgage note with the Partnership from the proceeds of the Bonds. The note was assigned to the Trustee to secure payment of the Bonds. The terms of the mortgage note and the terms of the Bonds are the same. The Bonds have the following terms:

At December 31, 2009 and 2008:

Principal balance	$160,000,000
Fair value adjustment to borrowings subject to the TRS (Note 4)	(26,096,000)

Carrying value	$133,904,000

The Loan Agreement specifies that the Partnership is required to make payments under the mortgage note payable in such amounts and at such times as are sufficient to pay all amounts required to pay principal, interest and any other amounts due on the Bonds. The Bonds are interest only, payable semi-annually on October 1 and April 1, at the fixed rate of 6.2% per annum. The principal balance of the Bonds is payable at their maturity in October 2050.

The Partnership has the option upon meeting certain requirements, as defined in the Trust Indenture dated October 1, 2005, as amended by the First Supplemental Indenture dated August 1, 2009 (together, the “Indenture”), to set the interest rate payable on the Bonds. The Initial Fixed Rate (as defined in the Indenture) period was amended in August 2009 to extend the option of converting from the Initial Fixed Rate to the Floating Rate (as defined in the Indenture) from October 2010 to November 2011. The Floating Rate would be the minimum rate of interest per annum that would be necessary for the remarketing agent to yield a price of par plus accrued interest on the Bonds. The Partnership has the option of redeeming the Bonds after the Initial Fixed Interest Rate period, which was also extended with the August 2009 amendment to correspond with the interest rate election date of November 2011. The Bonds were privately placed with Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In October 2005, the Partnership entered into a total rate of return interest rate swap agreement with Merrill Lynch Capital Services (“MLCS”) based upon a notional amount of $160,000,000. MLCS later merged with the Bank of America Corporation (“BAC”) and the terms of the agreement transferred to BAC as originally stated. Under the terms of the agreement, MLCS owes

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
3. MORTGAGE NOTE PAYABLE (CONTINUED)
a fixed interest rate of 6.2% (the “fixed rate”) to the Partnership. The Partnership owes the SIFMA Index Rate, plus a spread of .65% per annum through May 1, 2009 and then .55% per annum until October 2009 (the “floating rate”). The agreement was amended in August 2009 to extend the agreement until September 2010 and to change the spread to 1.5% effective October 2009. The Partnership remits to or receives from MLCS the difference between the fixed rate and the floating rate to MLCS. At December 31, 2009 and 2008, $1,935,615 and $1,422,499, respectively, of net swap interest due from MLCS has been recorded in accounts receivable swap interest on the Partnership’s balance sheet.

In accordance with the terms of agreements with the Agency and the Trustee, the Partnership is required to establish restricted cash accounts to fund construction costs and other costs, including interest payments, related to the Bonds. Restricted cash used to fund construction costs is withdrawn subject to a construction draw process. At December 31, 2009 and 2008, restricted cash of $473,826 and $10,549,737, respectively, was on deposit with the Trustee.

The Partnership and its affiliates are required to maintain cash collateral deposits and provide a guarantee in accordance with various agreements. As of December 31, 2009 and 2008, cash collateral of $5,987,439 was provided by FC Oakland and a guarantee of $54,000,000 was provided by Uptown Partners, LLC. The cash collateral is recorded in the financial statements of FC Oakland. The Partnership pays an annual fee of 2% of the outstanding dollar amount of the guarantees. During 2009, the Partnership incurred guarantee fees of $1,248,776, which were included in interest expense. During 2008, the Partnership incurred guarantee fees of $957,667, of which $541,805 was capitalized to real estate and $415,862 was expensed and included in interest expense. During 2007, the Partnership incurred guarantee fees of $533,203, all of which were capitalized to real estate. At December 31, 2009 and 2008, $1,248,776 and $0, respectively, of guarantee fees were included in accounts payable.

The liability of the Partnership under the mortgage note is limited to the underlying value of the buildings, improvements, personal property and amounts deposited with the Trustee. The Bonds are secured by a first mortgage on the property, an assignment of rents and leases, service contracts, warranties and guaranties, an assignment of the management agreement, and an environmental compliance and indemnification agreement.
4. FAIR VALUE MEASUREMENTS
The Partnership’s financial assets and liabilities subject to fair value measurements are the TRS and borrowings subject to the TRS.

Fair Value Hierarchy

The accounting guidance related to estimating fair value specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (also referred to as observable inputs). The following summarizes the fair value hierarchy:
•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•	Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant observable inputs are available, either directly or indirectly such as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 – Prices or valuations that require inputs that are unobservable.

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
4. FAIR VALUE MEASUREMENTS (CONTINUED)
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Measurement of Fair Value

The Partnership’s TRS has a termination value equal to the difference between the fair value of the underlying bonds and the bonds base price (acquired price) times the stated par amount of the bonds. Upon termination of the contract with the counterparty, the Partnership is entitled to receive the termination value if the underlying fair value of the bonds is greater than the base price and is obligated to pay the termination value if the underlying fair value of the bonds is less than the base price. The underlying borrowings have call features at par and without prepayment penalties. The call features of the underlying borrowings would result in a significant discount factor to any value attributed to the exchange of cash flows in these contracts by another market participant willing to purchase the Partnership’s positions. Therefore, the Partnership believes the termination value of the TRS approximates the fair value another market participant would assign to these contracts. The Partnership compares estimates of fair value to those provided by the counterparty on a quarterly basis. The Partnership has determined its fair value estimate of the TRS is classified in Level 3 of the fair value hierarchy.

To determine the fair value of the underlying borrowings subject to the TRS, the base price is initially used as the estimate of fair value. The Partnership adjusts the fair value based upon observable and unobservable measures, such as the financial performance of the underlying collateral, interest rate risk spreads for similar transactions and loan to value ratios. In the absence of such evidence, management’s best estimate is used. At December 31, 2009, the notional amount of the TRS borrowings subject to fair value adjustments is $160,000,000.

Items Measured at Fair Value on a Recurring Basis

The Partnership’s financial assets and liabilities consist of a TRS with a negative fair value which has been recorded in swap liability on the Partnership’s balance sheet and a mortgage note payable. The following table presents information about the Partnership’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2009 and indicates the fair value hierarchy of the valuation techniques utilized by the Partnership to determine such fair value.

		Fair Value Measurements
		at December 31, 2009
	Level 1	Level 2	Level 3	Total
TRS (negative fair value)	$—	$—	$(26,096,000)	$(26,096,000)
Fair value adjustment to the borrowings subject to the TRS	—	—	26,096,000	26,096,000

	$—	$—	$—	$—

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
4. FAIR VALUE MEASUREMENTS (CONTINUED)
The table below presents a reconciliation of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2009.

		Fair Value
		Adjustment to
	Net	the Borrowings	Total TRS
	TRS	subject to the TRS	Related	Total
Balance, January 1, 2009	$(26,096,000)	$26,096,000	$—	$—
Total realized and unrealized gains (losses)	—	—	—	—

Balance, December 31, 2009	$(26,096,000)	$26,096,000	$—	$—

5. LOAN PAYABLE
In accordance with the Lease Disposition and Development Agreement and Ground Lease Agreement with the Agency, for the purpose of providing additional financing for the Project, the Agency has committed $24,415,000 (“Total Repayment Amount”) of financing for the Project. The Total Repayment Amount is comprised of a $12,920,000 loan and tax increment financing (“TIF”) assistance in the amount of $11,495,000. The TIF assistance is derived from tax increments resulting from property taxes or possessory interest taxes assessed against the properties or improvements during the increment pledge term (the “Pledge Term”). The Pledge Term begins on the first day of the fiscal tax year 2007-2008 and ends at the earlier of June 2020 or the date on which the Agency ceases to generate tax increments for debt repayment.

The loan and TIF assistance are non-interest bearing and payable in annual installments commencing April 2016, as defined in the Ground Lease Agreement. Any remaining outstanding balance of the Total Repayment Amount is due in full in April 2034. As of December 31, 2009 and 2008, the Agency has made loan advances of $12,919,999 and TIF advances of $217,289 and $0, respectively.
6. GROUND LEASE
The Partnership entered into a Ground Lease Agreement with the Agency in October 2005. The initial lease term is for 66 years with an option to extend the term for an additional 33 years. Total lease payments under the agreement, including the renewal period, required to be made will be equal to the Total Repayment Amount (see Note 5 – Loan Payable) as defined in the Lease Disposition and Development Agreement. No ground lease payments are required under this lease from the lease’s inception through April 2016 and for the period from April 2034 through the expiration term of the lease, including the renewal period. Beginning April 2016 and annually thereafter through April 2034, the Partnership shall make annual rent payments, as defined, equal to the lesser of the scheduled annual payment or 75% of the Partnership’s net operating income, determined on a cash basis, for the preceding year. Net operating income is defined as gross income less operating expenses, debt service, payments of security deposits received from subtenants, and property taxes and assessments.

Pursuant to the Ground Lease Agreement, the Partnership has an option to purchase the land at any time during the term of the ground lease. The purchase price varies based upon when the option is exercised. The agreement also allows for the Partnership to have the first right of refusal to purchase the property from the Agency.

UPTOWN HOUSING PARTNERS, LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2009, 2008 and 2007
7. TRANSACTIONS WITH AFFILIATES
An affiliate of Uptown Partners, LLC was paid supervision fees aggregating $1,140,000 for services provided for development oversight and analysis throughout the development and construction period. During 2009, 2008, and 2007 the Partnership incurred supervision fees of $18,387, $220,644, and $202,257 respectively. As of December 31, 2009, the supervision fees have been paid in their entirety and capitalized to real estate.

An affiliate of FC Oakland was paid development fees aggregating $4,570,000 for services provided as the development manager throughout the development and construction period. During 2009, 2008, and 2007 the Partnership incurred development fees of $73,702, $884,520, and $810,810 respectively. As of December 31, 2009, the development fees have been paid in their entirety and capitalized to real estate.

FC Oakland and the managing agent are affiliated entities through common ownership. In accordance with the terms of the management agreement, project management fees are as follows: commencing 15 months prior to the first certificate of occupancy until 90 days prior to the first certificate of occupancy, $2,400 per month; commencing 90 days prior to the first certificate of occupancy until Stabilized Occupancy, as defined in Apartment’s Operating Agreement, is achieved, the greater of 3% of collected income or $22,000 per month; thereafter, 3% of gross monthly receipts. In addition, until the Project achieves 95% occupancy, the affiliate shall be paid a lease-up fee of $350 per unit. Management fees of $167,036, $28,750 and $0 were expensed in 2009, 2008, and 2007 respectively. As of December 31, 2009 and 2008, $19,961 and $0, respectively, of project management fees were included in accounts payable.

An affiliate of Uptown Partners, LLC provides property and casualty insurance to the Partnership. As of December 31, 2009 and 2008, $564,649 and $2,936,287, respectively, of property and casualty insurance were included in accounts payable.

At December 31, 2009 and 2008, advances from affiliates in the amount of $69,605 and $191,215, respectively, were non-interest bearing and used to pay operating costs. These advances are due on demand and included in accounts payable.
8. COMMITMENTS AND CONTINGENCIES
The Partnership participates in a partially self-insured Owner Contractor Insurance Program (“OCIP”) for general liability and workers’ compensation claims incurred during the construction period. The Partnership is responsible for up to $250,000 per occurrence for workers’ compensation claims under OCIP. The excess loss portion of the coverage has been insured with a commercial carrier. It is the Partnership’s policy to estimate and accrue for the potential expected exposure, up to the maximum amount per occurrence, for workers’ compensation claims. As of December 31, 2009 and 2008, the Partnership had OCIP accruals of $1,377,295 and $0, respectively, recorded in accounts payable. During 2009 and 2008, $1,786,824 and $2,889,412, respectively, including premiums and administrative fees, were incurred under OCIP by the Partnership and have been capitalized to real estate.

In accordance with the Second Amended and Restated Operating Agreement (“Operating Agreement”), FC Oakland is responsible for locating a tax credit investor limited partner. As of December 31, 2009 a tax credit investor had not been found. The terms of the Operating Agreement also state in the event a tax credit investor limited partner is not located by December 31, 2006, then FC Oakland or an affiliate of FC Oakland is responsible for contributing capital to the Partnership in amounts equal to sixty-five cents per dollar of tax credit and subsequently receive an allocation of substantially all the tax credits. The Partnership is impeded from the implementation of these provisions of the Operating Agreement because the manner in which the Partnership is currently structured does not allow FC Oakland to receive an allocation of substantially all of the tax credits.